FOR IMMEDIATE RELEASE: August 18, 2006

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESTERN RESERVE BANCORP, INC. (WRBO)
Announces Five-for-Four Stock Split

Medina, Ohio—August 18, 2006—Western Reserve Bancorp, Inc. (OTC Pink Sheets: WRBO), the parent holding company of Western Reserve Bank, with locations in Medina and Brecksville, Ohio, today announced that its Board of Directors has declared a five-for-four stock split of the Company’s common stock.

Mr. P.M. Jones, Chairman of the Board, stated “on behalf of the Board of Directors, we are pleased to declare this stock split in recognition of our shareholders’ outstanding support of the Company and the Bank.”

The stock split will be payable on September 22, 2006 to shareholders of record on September 5, 2006. Each shareholder of record at the close of business on the record date will receive one additional share of common stock of Western Reserve Bancorp, Inc. for every four shares of common stock held on that date. The Company will pay cash in lieu of any fractional shares.

Certificates representing the additional shares of common stock will be distributed on or about September 22, 2006. Currently held certificates will remain valid and should be retained by shareholders. Stock options which are outstanding under the Western Reserve Bancorp, Inc. Stock Option Plan (the “Plan”) will be adjusted accordingly to reflect the stock split as provided in the Plan.

Prior to the split, the Company had 457,644 shares of common stock outstanding. After the split, the Company will have approximately 572,055 shares of common stock outstanding, with a total of 750,000 share authorized (including shares currently outstanding), held among approximately 525 shareholders of record.

Western Reserve Bank is a state-chartered commercial bank that was founded in 1998 by community leaders in Medina, Ohio, who saw the need for a locally-based community bank.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

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